                                                                    EXHIBIT 10.5

     AGREEMENT made as of this ___ day of June, 1996, by and between GABRIELLE STUDIO, INC., a New York corporation with offices at 550 Seventh Avenue, New York, New York 10018 ("Licensor"), and DONNA KARAN STUDIO, a New York general partnership with offices at 550 Seventh Avenue, New York, New York 10018 ("Licensee") which is, as of the date hereof, owned by DONNA KARAN INTERNATIONAL INC., a Delaware corporation with offices at 550 Seventh Avenue, New York, New York 10018 ("DKI").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, pursuant to that certain agreement dated as of December 21, 1984 by and between Ms. Donna Karan ("Karan") and Licensor as revised, amended and restated, Licensor had, among other things, been granted the exclusive right to use the mark DONNA KARAN and all variations thereof in connection with the design, manufacture, distribution, sale (wholesale and retail sale), advertising and promotion by Licensor of various products, including, without limitation, the Products (as hereinafter defined); and

     WHEREAS, pursuant to the terms of that certain Trademark Assignment dated the date hereof by and between Karan and Licensor, Karan contributed, assigned, transferred and conveyed to Licensor all of Karan's rights, title and interest in and to the marks "DONNA KARAN", "DONNA KARAN NEW YORK", "DKNY" and "DK" and all variations thereof that include the foregoing marks in whole or in part and the trademark and servicemark registrations and applications for trademark and servicemark registration listed in a disclosure schedule identified as disclosure schedule A to be executed by the parties hereto (jointly and severally the "Licensed Mark"); and

     WHEREAS, pursuant to the terms of that certain Irrevocable Consent Agreement dated the date hereof by and between Karan and Licensor, Karan consented to the exclusive, worldwide use in perpetuity, by Licensor its successors, assigns, affiliated entities and sublicensees of her name, part of her name, initials, signature and likeness ("collectively, the Name") in connection with the design, manufacture, distribution, sale (both at retail and at wholesale), advertising, marketing and promotion and provision of certain store services of all products of any kind, nature or description except for certain excluded products and except as relates to certain excluded rights; and

     WHEREAS, Licensor had previously granted to Licensee, among other things, an exclusive license to use the mark DONNA KARAN and all variations thereof pursuant to that certain Agreement dated as of December 21, 1984 by and between Licensor and Licensee as amended (the "Original License Agreement"); and

     WHEREAS, the Licensor is a party to that certain Agreement and Plan of Contribution dated the date hereof pursuant to which a reorganization (the "Reorganization") of the businesses conducted by The Donna Karan Company, The Donna Karan Company Store, G.P., DK Footwear Partners, Licensee and DSTF Japan Company, all general partnerships, Donna Karan (H.K.) Limited, a Hong Kong corporation and Donna Karan Italy, S.r.l., an Italian corporation will be accomplished in conjunction with the initial public offering (the "Offering") of the common stock of Donna Karan International Inc. as an integrated plan pursuant to Section 351 of the Internal Revenue Service Code of 1986, as amended; and

     WHEREAS, in connection with the potential impact of the Reorganization on the terms and provisions of the Original License Agreement, Licensee and Licensor desire to clarify and restate in its entirety the terms and provisions of the Original License Agreement with the terms and provisions of this Agreement pursuant to which Licensee desires to obtain and Licensor desires to grant the exclusive worldwide right to use and sublicense the Licensed Mark and the Name in connection with the design, manufacture, distribution, sale (both at retail and at wholesale), advertising, marketing and promotion by Licensee, its Subsidiaries (as hereinafter defined), its Affiliated Entities (as hereinafter defined) and Sublicensees (as hereinafter defined) ("Sale" or "Sales") of various Products (as hereinafter defined).

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Licensor and Licensee do hereby respectively agree that the Original License Agreement shall be amended and restated in its entirety and do hereby further respectively grant, covenant and agree as follows:

     1.  Grant of License
         ----------------

     1.1 Licensor hereby grants to Licensee an exclusive license throughout the world (the "Territory") to use and, subject to the provisions of Section 14.2 below, sublicense the use of the Licensed Mark and Name, in connection with the Sale of all products of any kind, nature or description, except for those products as provided in Schedule 1 annexed hereto (the "Products") and with the provision of Store Services (as defined herein) except for those Store Services relating to the reserved rights as provided in Schedule 1 annexed hereto and such other services as may be agreed to from time to time by Licensor and Licensee. Products bearing the Licensed Mark or the Name which are sold (a) by Licensee, or (b) by DKI or any other holding company or parent company of Licensee or by any present or future entity (i) through which Licensee or DKI or any other holding company or parent company of Licensee directly or indirectly conducts its business (including, but not limited to, any partnerships or joint ventures) or (ii) by any affiliate of DKI or any other holding company or parent company of Licensee or any affiliate of Licensee (each entity described in this subsection (b) an "Affiliated Entity"), or (c) by any present or future, direct or indirect, subsidiary of Licensee or DKI or any other holding company or parent company of Licensee (each a "Subsidiary"), or (d) by any present or future, direct or indirect, sublicensee or sub-sublicensee of DKI or any other holding company or parent company of Licensee or Licensee permitted hereunder ("Sublicensees") shall be referred to hereinafter collectively as "Articles." The right to use and to sublicense the Name provided in this Section 1.1 shall include the right to use the Name in the name of the Licensee, any Subsidiary or any Affiliated Entity. The products excluded from the Products and Store Services related thereto as set forth in Schedule A annexed hereto are referred to herein as "Excluded Products". Upon execution of this License Agreement, Licensee shall pay to Licensor a non-refundable one time payment of $4,635,000.00.

     1.2 Notwithstanding anything herein to the contrary, Licensor reserves for itself and Karan all rights to the use of the Licensed Mark and the Name in respect of the Excluded Products and with respect to the rights identified as reserved rights in Schedule A annexed hereto (the "Reserved Rights"). Nothing herein, however, shall be deemed to permit Licensor or Karan to use or to permit others to use the Licensed Mark or the Name in connection with a business competitive with the business of Licensee, any Subsidiary, any Affiliated Entity or any Sublicensee hereunder or pursuant hereto.

     1.3 Licensee shall use its best efforts, and shall cause its Subsidiaries, its Affiliated Entities and its Sublicensees to use their best efforts, consistent with the reputation and prestige of the Licensed Mark and the Name as a designation for high quality products, to exploit the rights granted herein throughout the Territory and to maximize the Sale of the Articles in the Territory in accordance with this Agreement and to manufacture or cause to be manufactured, or in the case of store services necessary for the establishment, operation and promotion of retail stores, outlet stores, franchise stores, joint venture stores and all other stores through which the Articles are sold ("Store Services") to provide or cause to be provided, the Articles in sufficient volume to meet the demands therefor.

     1.4 Except with regard to the Excluded Products and the Reserved Rights, Licensee shall have the exclusive right to use the Licensed Mark and the Name in connection with the Sale of the Articles and the provision of Store Services.

     1.5 Licensor and Licensee acknowledge that the Licensee, the Subsidiaries, the Affiliated Entities and the Sublicensees may design, manufacture, distribute, sell, advertise, market and promote products and Store Services under other trademarks or service marks which do not utilize the Licensed Mark or the Name or any derivation or variation thereof and which products are not designed, manufactured, distributed, sold, advertised, marketed or otherwise promoted through the Licensee or through any entity (including any Subsidiary, Affiliated Entity, or Sublicensee) utilizing the Name or the Licensed Mark or forming a part of any entity utilizing the Name or the Licensed Mark in its name (the "Non-Related Marks") and that the design, manufacture, distribution, sale, advertising, marketing and promotion of any products or services bearing such Non-Related Marks shall not be subject to the terms of this Agreement.

     1.6 While Karan is the (i) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (ii) Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries, Licensee may use the Licensed Mark for the Sale of Articles in any market segment (e.g., designer, bridge, better,
                                                ----
moderate, etc.) and for sales in any form or manner as approved by Karan. However, at such time as Karan is not the (i) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries (ii) or Chief Executive Officer of DKI and Chief Designer of DKI and any of its Subsidiaries, a particular Licensed Mark may thereafter only be used by Licensee for the Sale of Articles in the market segment or segments in which Licensee had previously used such Licensed Mark. (E.g., if, during the period during which Karan was the Chairman and Chief
 ----
Designer or Chief Executive Officer and Chief Designer as provided above, the Licensed Mark "DONNA KARAN NEW YORK" was used only in connection with the Sale of Articles in the "designer" market segment, after Karan is no longer the Chairman and Chief Designer or the Chief Executive Officer and Chief Designer as provided above, Articles bearing the Licensed Mark "DONNA KARAN NEW YORK" may be sold only in such "designer" market segment.) The foregoing restriction, however, shall not apply to Non-Related Marks. Further, notwithstanding the foregoing, Licensee may continue to conduct

Sales as conducted by Licensee in the ordinary course of business at the time that Karan was the (i) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (ii) Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries.

     1.7 Licensee shall provide Licensor with prompt notice of any Sale by Licensee, any Subsidiary, Affiliated Entity or Sublicensee to unaffiliated discount or "off-price" stores.
     2.  Term
         ----
     2.1 The term of this Agreement shall commence as of the date of effectiveness and continue until terminated by either Licensor or Licensee in accordance with the provisions hereof. The period from the date of effectiveness hereof through December 29, 1996 and each fiscal period applicable to the financial fiscal year of Licensee (presently a 52/53 week fiscal year) thereafter during the term of this Agreement shall constitute and shall be referred to herein as an "Annual Period."

     3.  Quality Control
         ---------------

     3.1 (a) Except as provided in Section 3.1(c) hereof, the Articles designed, manufactured, distributed, sold, (both at retail and at wholesale) advertised, marketed or promoted under this Agreement shall bear the Licensed Mark or the Name and, along with the Store Services offered by Licensee, the Subsidiaries, the Affiliated Entities or the Sublicensees, shall meet the high standards of quality, workmanship, material, design, size, color and style as established by Licensor in accordance with the terms of this Section 3 and shall be consistent with the reputation and prestige of the Licensed Mark and the Name for highest quality Articles and highest quality Store Services in the applicable market segment. Licensee will not knowingly cause or authorize any Articles not conforming to the conditions of this Section 3 to be designed, manufactured, distributed, sold (whether at retail or at wholesale), advertised, marketed or promoted under this
Agreement.   All Articles made available for Sale shall conform to and comply with, in all material respects, all domestic and foreign federal, state and local laws, rules and regulations governing the design, quality or safety of such Articles. Licensee shall not cause or authorize (i) the use of any substandard or offensive materials in the Articles; (ii) any material violation of any domestic or foreign federal, state or local law or regulation, in its actions under or related to the license granted hereunder, including but not limited to regulations imposing advertising or marketing standards or requiring trade or content descriptions of the Articles; or (iii) the use of the Licensed Mark or the Name in connection with any product or activity that is not the subject of the license granted hereunder.
     (b) Licensee shall, at its own expense, make available to Licensor or its nominee, during the production cycle, for purposes of quality evaluation, at least one signed and dated design prototype and production sample or equivalent thereof for all Articles being manufactured for distribution, sale (both at retail and at wholesale) or being advertised, marketed or promoted under this Agreement and one signed and dated design, prototype and production sample or equivalent thereof acceptable to Licensor of each of the cartons, containers, labels, wrappers, hangers, hangtags, packages or other inner or outer packaging materials, artwork, printing, advertising, sales, marketing and promotional materials of any kind used for identification and exploitation of Articles (e.g. catalogs) and any other items bearing the Licensed Mark or the Name (the "Wrapping Materials and Related Materials"). Licensee shall notify Licensor that such prototypes, samples or equivalents thereof are available for inspection prior to the need for the approval of such prototypes, samples or equivalents. Licensee agrees not to commence or permit the Sale of or dealing in Articles and Wrapping Materials and Related Materials until Licensee has received (i) the written approval of Licensor, or its nominee, for such Articles and such Wrapping Materials and Related Materials and (ii) a sample, prototype or equivalent acceptable to Licensor that has been signed and dated by Licensor as a record of its approval of the same.
     (c) In addition to the provisions of Section 3.1(b) hereof, Licensee shall further, within seven days of any demand from Licensor, make available to Licensor at Licensee's expense, a reasonable number of design prototypes, production samples or other samples or equivalents thereof of any of the Articles or Wrapping Materials and Related Materials that

Licensee is then designing, manufacturing, distributing, selling (both at retail and at wholesale), advertising, marketing or promoting under the terms of this Agreement for inspection. If, upon such inspection, Licensor determines that any of such Articles or Wrapping Materials and Related Materials fail to meet the standards evidenced by the previously approved design prototypes, production samples or equivalents thereof, then Licensor shall have the right to notify Licensee in writing, specifying in what respect Licensor disapproves; in such event, Licensee shall, immediately upon receipt of notification of disapproval, suspend all manufacture, sale and distribution of the disapproved Articles or Wrapping Material and Related Material until it has made all necessary changes and corrections to the satisfaction of Licensor and obtained Licensor's written reapproval of such Articles or Wrapping Materials and Related Materials. Articles and Wrapping Materials and Related Materials that do not conform to the previously approved samples, other than incidental seconds or irregulars that are so identified, shall not be sold, distributed or otherwise released by Licensee unless, subject to the provisions of Section 3.1(f) hereof, all references to the Licensed Mark and the Name shall have first been completely obliterated or removed or otherwise made totally unidentifiable.
       (d) Licensee shall: (i) affix to any Articles and Wrapping Materials and Related Materials such trademark, copyright and patent notices, other distinguishing marks and other notices of the sponsorship of Licensor or Karan as Licensor may reasonably request from time to time during the term of this Agreement; (ii) design, manufacture, sell, distribute or otherwise deal with Wrapping Materials and Related Materials solely in connection with the Articles, and shall, upon termination of this Agreement, assign to Licensor, and use its best efforts to cause to be assigned to Licensor, without consideration, other than such nominal consideration as may be required by domestic and foreign federal, state and local laws to make valid any such assignment, the beneficial ownership of all rights that Licensee, any Subsidiary, any Affiliated Entity or any Sublicensee may have acquired to any word, device, formula, design or symbol (a) used by Licensee, any Subsidiary, any Affiliated Entity or any Sublicensee on or developed by Licensee particularly for use with or in any of the Articles or Wrapping Materials and Related Materials during the term of this Agreement or
(b) which is a derivation or variation of the Licensed Mark or the Name, which utilizes the Licensed Mark or the Name or which is connected to the design, manufacture, distribution, sale, advertising, marketing or other promotion of any product through the Licensee or through any entity (including any Subsidiary, Affiliated Entity or Sublicensee) utilizing the Name or the Licensed Mark or forming a part of any entity utilizing the Name or the Licensed Mark in its name; (iii) not cause or grant permission to any third parties to acquire any trademark, copyright or patent or other proprietary right in connection with any word, device, design or symbol used by Licensee as provided in subsection
(ii) above.
     (e) In addition to the foregoing, Licensee, the Subsidiaries, the Affiliated Entities and the Sublicensees shall provide Store Services only upon the prior approval of the Licensor of the quality of any and all of the Store Services to be provided, including without limitation Licensor's approval of the Store's location, layout, display units, signs, furnishings and fixtures, lighting and product lines sold. Licensee shall use its best efforts to cause all stores providing Store Services to be open to reasonable inspection by Licensor or its agent. If the provision of any Store Service fails to meet the standards previously approved by Licensor, then Licensor shall have the right to notify Licensee in writing, specifying in what respect Licensor disapproves; and in such event, Licensee shall, within 30 days of receipt of notification of disapproval, make or cause to be made all necessary changes and corrections to the satisfaction of Licensor. If such changes are not made within such 30-day period, Licensee shall suspend or cause to be suspended the rendering of any Store Services which Licensor has disapproved (including all Sales of Articles) unless and until Licensor shall have given Licensee its written reapproval of such Store Services.

     (f) Licensee agrees and acknowledges that the labels, hangtags, and other identifying Wrapping Materials and Related Materials of any and all Articles sold in off-price stores shall be redlined with indelible ink or some other equivilent form of permanent marking indicating second grade quality; provided, however, that with regard to currently existing sublicensing agreements, Licensee shall use its best efforts to cause such sublicensee to comply with the foregoing consistent, however, with such sublicensee's obligations under such sublicensing agreements..

     (g) Licensee shall use its best efforts to permit Licensor or its agent to enter upon and inspect, at all reasonable hours in the day, any office, factory, warehouse or other facility where any of the Articles or Wrapping Materials and Related Materials are designed, manufactured, shipped, stored or otherwise dealt with.

     3.2 Licensor may take all reasonable actions which it deems necessary to ensure that Articles manufactured or sold hereunder and Wrapping Materials and Related Materials related thereto and the Store Services provided hereunder are consistent with the reputation and prestige of the Licensed Mark as a designation for high quality products. Licensee shall cooperate, and shall cause the Subsidiaries, the Affiliated Entities and the Sublicensees to cooperate, in all reasonable respects with Licensor in connection with the foregoing, including, without limitation, providing Licensor with full and free access to its facilities.

     3.3  [Intentionally Deleted]

     3.4  Notwithstanding anything to the contrary herein:

     (i) For so long as Karan is (a) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (b) Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries all uses of the Name (including, without limitation, on or in connection with any Articles and any Wrapping Materials and Related Materials but excluding specifically use of the name of Donna Karan and her initials in connection with the right to use the Licensed Mark granted hereby and the use of the name Donna Karan and her initials in the name of Licensee, the Subsidiaries and the Affiliated Entities), shall be subject to the prior written approval of Licensor and shall be submitted to Licensor prior to the need for such approval. Any such material bearing the Name submitted in writing for approval which is not disapproved in a writing directed to the Board of Directors of DKI within a commercially reasonable period of time under the facts and circumstances after availability thereof shall be deemed approved for use by Licensee hereunder but only for the purpose for which approval was sought. Notwithstanding the provisions of this Section 3.4(i) but in no way affecting the right of Licensee to use the name of Donna Karan and her initials in connection with the right to use the Licensed Mark granted hereby and the use of the name Donna Karan in the name of Licensee, its Subsidiaries and its Affiliated Entities, (a) Licensee shall not use the Name in any Articles, Wrapping

Materials and Related Materials, without the prior written approval of Karan after she is no longer (i) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries (ii) or Chief Executive Officer and Chief Designer of DKI or any of its Subsidiaries, or, without the prior written approval of her testamentary designee after her death.
     (ii) For so long as Karan is (i) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (ii) Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries, Articles, Wrapping Materials and Related Materials and other materials used in connection with the Sale of Articles shall be deemed to be in conformity with the quality standards set forth herein, if samples, prototypes or equivalents thereof have been made available to Karan in conformity with the terms and provisions of Section 3.1(b) hereof and Karan does not disapprove of the particular items, within a commercially reasonable period of time under the facts and circumstances after availability thereof, in a writing directed to the Board of Directors of DKI, which writing shall include an explanation for the reason for such disapproval. Upon any such disapproval, Licensee may cure any problems identified as a reason for disapproval and resubmit any such Article, Wrapping Materials and Related Materials and other materials to Licensor for approval. Furthermore, any approval required by this Section 3 hereof after such time as Karan is no longer
(a) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (b) Chief Executive

Officer of DKI and Chief Designer of DKI or any of its Subsidiaries shall be deemed to have been given if Licensor does not indicate disapproval within a commercially reasonable period of time under the facts and circumstances after availability thereof in a writing directed to the Board of Directors of DKI which writing shall include an explanation for the reason for such disapproval. Upon any such disapproval, Licensee may cure any problems identified as a reason for disapproval and resubmit any such Article, Wrapping Materials and Related Materials and other materials to Licensor for approval.

     4.  Advertising
         -----------

     4.1 The expenditures of Licensee, its Subsidiaries, its Affiliated Entities and its Sublicensees for advertising, marketing and promotion of the various lines of Articles shall be consistent, throughout the term of this Agreement, with industry standards for competitive lines of products.

     5.  Sales Royalty
         -------------

     5.1 (a) In consideration for the rights, licenses and privileges herein granted to Licensee, Licensee shall pay to Licensor, during each Annual Period, a sales royalty equal to 1.75% of the first $250 million of Net Sales (as hereinafter defined) during such Annual Period, plus 2.5% of the next $500 million of Net Sales during such Annual Period, plus 3% of the next $750 million of Net Sales during such Annual Period, plus 3.5% of all net Sales during such Annual Period in excess of $1.5 billion (the "Sales Royalty").

     (b) In the event that any such Annual Period is other than a twelve (12) month or 52/53 week period (a "Non-Conforming Annual Period"), the dollar threshold amounts on which the sales royalty is calculated shall be pro-rated by multiplying such dollar amount by a fraction the numerator of which shall be the number of days in such Non-Conforming Annual Period and the denominator of which shall be 365.

     5.2 "Net Sales" shall mean (a) the invoiced amount of any Articles shipped by Licensee, any of its Subsidiaries, any of its Affiliated Entities or any of its Sublicensees, bearing the Licensed Mark or the Licensed Mark and the Name, whether or not together or in connection with any other name or mark plus (b) the invoiced amount of any Articles shipped by Licensee, any of its Subsidiaries, any of its Affiliated Entities or any of its Sublicensees bearing the Name but not the Licensed Mark, whether or not together or in connection with any other name or mark (e.g., "X" for Donna Karan) plus (c) the store
                             ----
royalty amounts as determined pursuant to Schedule 2 hereof, minus, in each case, (a) any amount of any trade or cash discounts for prompt payment actually taken by customers authorized by Licensee and any accepted returns authorized by the Licensee and any local taxes, freight charges and the like, to the extent separately stated on the invoice and (b) any Acceptable Bad Debt Allowance (as defined herein). Except as provided in the preceding sentence, no deduction shall be made for other discounts (including anticipation discounts), allowances of any kind or for any purpose, uncollectible accounts or any other costs or expenses incurred by the seller of such Articles, including, without limitation, costs of collection.
For purposes of this Section 5.1, Acceptable Bad Debt Allowance shall mean the lesser of any bad debt reserve amount provided for in the financial statements of the Licensee or 2% of (a) the invoiced amount of any Articles shipped by Licensee, any of its Subsidiaries, any of its Affiliated Entities or any of its Sublicensees bearing the Licensed Mark or the Licensed Mark and the Name, whether or not together or in connection with any other name or mark plus (b) the invoiced amount of any Articles shipped by Licensee, any of its Subsidiaries, any of its Affiliated Entities or any of its Sublicensees bearing the Name but not the Licensed Mark, whether or not together or in connection with any other name or mark (e.g., "X" for Donna Karan) plus (c) the store
                             ----
royalty amounts as determined pursuant to Schedule 2 hereof, minus, in each case, the amount of any trade or cash discounts for prompt payment actually taken by customers authorized by the Licensee and any accepted returns authorized by the Licensee and any taxes, freight charges and the like, to the extent separately stated on the invoice. For purposes of clarity, Net Sales shall not, under any circumstances, be reduced by any bad debt of any Affiliated Entity, Subsidiary or Sublicensee of Licensee.

     5.3  Notwithstanding anything to the contrary herein except as set forth in
Section 10.1(c) hereof, "Net Sales" of Articles by a Sublicensee other than a Subsidiary or Affiliated Entity ("Third Party Sublicensee") shall be calculated in accordance with the definition of "Net Sales" set forth in such Third Party Sublicensee's sublicense agreement.

     5.4 The Sales Royalty shall be accounted for and paid quarterly within forty-five (45) days after the close of each quarter during each Annual Period during the term of this Agreement. In computing the Sales Royalty to be paid hereunder for the second, third and fourth quarters of each Annual Period during the term of this Agreement, the calculation of Net Sales for such second, third and fourth quarter shall include Net Sales of all prior quarters and the resulting Sales Royalty shall be adjusted for any prior quarterly payments of Sales Royalty.

     5.5 In the event that the Sales Royalty payable for an Annual Period is less than the "Contingent Anti-Termination Payment" (as hereinafter defined) for such Annual Period (pro-rated for the first Annual Period based upon the percentage of the 1996 fiscal year during which this Agreement is in effect), Licensor may terminate this Agreement by written notice thereof to Licensee, unless Licensee pays to Licensor an amount equal to the excess of the Contingent Anti-Termination Payment over the actual Sales Royalty for such Annual Period (the "Contingent Anti-Termination Payment Amount") within sixty (60) days after receipt by Licensee of notice from Licensor that the

Sales Royalty paid for such Annual Period was less than the Contingent Anti-Termination Payment for such Annual Period. The "Contingent Anti-Termination Payment" for an Annual Period shall be an amount equal to the greatest of: (a) $3 million plus the "Cost-of-Living Increase Adjustment" (as hereinafter defined) plus 1/4 of the Average Annual Sales Royalty (as defined herein) for such Annual Period and (b) 1/3 of the Average Annual Sales Royalty for such Annual Period and (c) for each Contingent Anti-Termination Payment after the first such Contingent Anti-Termination Payment Amount is made hereunder, the amount of such first Contingent Anti-Termination Payment Amount plus the Adjusted Cost-of-Living Increase Adjustment (as hereinafter defined). For purposes hereof, the Average Annual Sales Royalty shall mean the average of the Sales Royalty paid to Licensor for the three (3) Annual Periods prior to the Annual Period for which a Contingent Anti-Termination Payment is to be made.
For purposes of calculating the average of the Sales Royalty in the Average Annual Sales Royalty calculation for the preceding three (3) Annual Periods, the actual Sales Royalty paid during each of the first two (2) of such Annual Periods shall be increased by an amount equal to the percentage increase in the "CPI-U" (as hereinafter defined) from the month of November preceding such Annual Period through the month of November preceding the third of such Annual Periods. The "Cost-of-Living Increase Adjustment" for an Annual Period shall be equal to $3,000,000 multiplied by the percentage increase in the Consumer Price Index for All Urban

Customers ("CPI-U") for the month of November in the relevant Annual Period over the CPI-U for the month of November in the preceding Annual Period. The "Adjusted Cost-of-Living Increase Adjustment" for an Annual Period shall be equal to the amount of the first Contingent Anti-Termination Payment made hereunder multiplied by the percentage increase in the CPI-U for the month of November in the relevant Annual Period over the CPI-U in the month of November for the Annual Period for which the first Contingent Anti-Termination Payment was made hereunder. The "CPI-U" referred to herein is that CPI-U published by the Bureau of Labor Statistics, U.S. Department of Labor, for all United States cities (U.S. city average), based upon 1982-4 equalling 100, or the successor or supplement thereto if publication thereof should be discontinued or modified. For purposes of calculating the average of annual Sales Royalties for any period that includes a Non-Conforming Annual Period, the Sales Royalty for such Non-Conforming Annual Period shall not only be adjusted as provided in Section 5.1(b) hereof but shall also be annualized by multiplying such Sales Royalty by a fraction the numberator of which is 365 and the denominator of which is the number of days in such Non-Conforming Annual Period.

     6.  Sales Statement
         ---------------

     6.1 Licensee shall deliver to Licensor, at the time each Sales Royalty payment is due, a statement certified by its chief financial officer setting forth (a) gross sales of all Articles shipped or sold (including but not limited to Articles shipped or sold through the provision of Store Services) during the period covered by such Sales Royalty payments, (b) the amounts which properly may be deducted from gross sales, and (c) a computation of the amount of Sales Royalty payable hereunder for said period. Together with each such statement, Licensee shall deliver to Licensor copies of all sales and royalty statements received from Sublicensees, Subsidiaries and Affiliated Entities.

     7.  Books and Records; Audits
         -------------------------

     7.1 Licensee shall prepare and maintain complete and accurate books of account and records covering all transactions arising out of or relating to this Agreement. Licensor and its duly authorized representatives may, during regular business hours and on reasonable advance notice, for the duration of this Agreement and for one (1) year thereafter, audit said books of account and records and examine and copy all documents and material in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement (any such audit, a "Licensor Audit"). Licensor and its duly authorized representatives shall keep confidential and shall not use or disclose, other than in connection with the enforcement of its rights hereunder, any non-public information contained in any of such books of account and records and any other non-public information regarding the business and operations of Licensee learned in connection with any such audit. All such books of account, records and documents shall be maintained by Licensee for at least seven (7) years after the end of the Annual Period to which they relate. Nothing herein shall be deemed to prevent Licensor, in the exercise of its reasonable discretion, from auditing and examining any such books of account, records and documents more than seven (7) years old, if available.

     7.2 If Licensor determines, as a result of any Licensor Audit, that Licensee's payments for the period covered by such Licensor Audit are less than the amount which should have been paid, Licensor shall notify Licensee in writing, of any such shortfall amount (such notice, the "Shortfall Notice"). Upon receipt of any such Shortfall Notice, Licensee shall have the right to contest in writing the results of such Licensor Audit within seven (7) days of the receipt of the Shortfall Notice. In the event Licensee contests in writing such Licensor Audit within the required seven (7) day period, Licensee shall then be entitled to select an independent auditor to conduct another audit to be
completed within forty-five (45) days after such seven (7) day period.   If
Licensee fails to contest the Licensor Audit within the required time period or if an independent auditor selected by Licensee determines that a payment shortfall of $150,000 or more (a "material shortfall") exists, Licensee shall pay to Licensor the amount of such material shortfall as well as the costs and expenses incurred by Licensor in connection with the Licensor Audit and all other costs and expenses incurred in connection with the provisions of this
Section 7.2.  In
addition, if any material shortfall to be paid by Licensee hereunder is equal to five percent (5%) or more of the amount which should have been paid, Licensee shall also pay to Licensor interest on such material shortfall amount equal to the borrowing rate paid by Licensor to its principal lending institution or the prime rate announced from time to time by Citibank N.A., whichever is greater, plus three (3) percentage points, in each instance from time to time during the period that such material shortfall remains or remained unpaid (the "Shortfall Interest Amount"). In the event the independent auditor fails to confirm the findings of the Licensor Audit or any dispute, controversy, or claim arises in connection with the independent auditor's review of the Licensor Auditor, the parties hereto agree that such dispute, controversy or claim shall be settled and determined by arbitration in New York City, New York before the Commercial Panel of the American Arbitration Association in accordance with and pursuant to the then existing Commercial Arbitration Rules and as provided in Section 15.1 hereof. Licensee shall make all payments required to be made hereunder in connection with any such material shortfall (including the amount of any material shortfall due as well as any Shortfall Interest Amount and any costs and expenses incurred by Licensor in connection with the Licensor Audit and all other costs and expenses incurred in connection with the provisions of this
Section 7.2) within three (3) days after (i) the seven (7) day period available to Licensee to contest such material shortfall;

or (ii) the determination by the independent auditor that such material shortfall exists as indicated by the Licensor Audit, or (iii) the determination by the Commercial Panel of the American Arbitration Association of any material shortfall due to Licensor hereunder, as the case may be.

     8.  The Licensed Mark
         -----------------

     8.1 Licensee acknowledges that, as between Licensor and Licensee, Licensor is the owner of all right, title and interest in and to the Licensed Mark throughout the Territory in any form or embodiment thereof and that it is also the owner of the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales of Articles shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee or any Subsidiary, Affiliated Entity or Sublicensee and any additional goodwill attached to the Licensed Mark created through the use of the Licensed Mark by Licensee or any Subsidiary, Affiliated Entity or Sublicensee shall inure to the benefit of Licensor. To the extent that any rights in and to the Licensed Mark are deemed to accrue to Licensee, or any Subsidiary, Affiliated Entity or Sublicensee, Licensee hereby assigns any and all right rights, and agrees to cause any Subsidiary, Affiliated Entity or Sublicensee to assign any and all rights, at such time as they may be deemed to accrue, to Licensor.

     8.2 Each of Licensor and Licensee shall execute any documents, including registered user agreements, reasonably requested by the other to confirm Licensor's ownership of all rights in and to the Licensed Mark throughout the Territory and the respective rights of Licensor and Licensee hereunder.
Licensee shall cooperate with Licensor in connection with the filing and prosecution by Licensor of applications in Licensor's name to register the Licensed Mark throughout the Territory and the maintenance and renewal of any registrations of the Licensed Mark as may currently exist or hereafter may issue. Upon Licensee's request, Licensor shall (a) file and prosecute the applications in Licensor's name to register the Licensed Mark in such countries as may be requested by Licensee and (b) take such actions as may be requested in connection with the maintenance and renewal of any registration of the Licensed Mark as may currently exist or hereafter may issue. If Licensor fails to take any action requested under Section (a) or (b) above, Licensee may take such act on Licensor's behalf. All costs incurred in connection therewith, including, without limitation, attorneys' and filing fees, shall be borne by Licensee. Licensee shall use its reasonable, good faith efforts not to sell Articles in any country before an application to register the applicable Licensed Mark for the applicable Products has been filed in such country and/or, if appropriate, a registered user or similar type agreement has been filed in such country, and in no event shall Licensee sell Articles in or to customers located in any such country until thirty (30) days after it notifies Licensor of its intention to do so. The foregoing shall not apply where "use" is a prerequisite to the filing of an application to register a trademark. Where appropriate, the Licensee shall cause to be attached to the label, tab, container or Wrapping Materials and Related Materials for each Article designed, manufactured, distributed, sold or otherwise disposed of under this Agreement, and to the advertising and promotional materials for any such Article wherein the Licensed Mark appears, either (i) the initial TM, (ii) the letter R encircled as indicated from time to time by Licensor when appropriate to denote that the Licensed Mark has been registered or (iii) the letter C encircled as indicated from time to time by Licensor.

     8.3 Licensee shall not challenge Licensor's ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein or assist any person in any such action.

     8.4 (a) Licensee shall promptly notify Licensor in writing of any actual, suspected or apparent infringement or counterfeit of the Licensed Mark that may come to the attention of Licensee. Licensor shall take such action in regard to such infringement or counterfeit as Licensor, in consultation with Licensee, deems appropriate or as may be reasonably requested by Licensee for the protection of its and Licensee's rights in and to the Licensed Mark. Upon notice from Licensor and pursuant to its instructions, Licensee shall undertake and pursue any such suit or assert any such claim at Licensee's expense in the name of Licensor, or Licensee or in both names as Licensor may direct. If Licensor fails to take any of the foregoing actions, Licensee may take action as it deems appropriate for the protection of its and Licensor's rights in and to the Licensed Mark. If requested to do so by the party initiating such action, the other party shall cooperate with the initiating party in all respects, including without limitation by being the plaintiff or a co-plaintiff and by causing its officers to execute pleadings and other necessary documents. Licensee shall bear all costs and expenses incurred in connection with any such actions as may be brought. No compromise or settlement of any such suit or claim, or any preliminary negotiations with respect to any compromise or settlement, shall be made or entered into by either party without the prior written approval of the other party which approval shall not be unreasonably withheld.

     (b) Any recovery for damages obtained as the result of any such suit or claim shall first be used to repay the party bearing the costs of any such suit or claim for the cost to such party of the suit or claim and the balance shall be shared equally by Licensor and Licensee.

     8.5 Nothing herein shall be deemed to prevent Licensee from recording a short form memorandum of this Agreement in the United States Patent and Trademark Office or any other similar governmental office in any other jurisdiction in the

Territory and Licensor shall cooperate with Licensee, at Licensee's expense, in connection therewith upon request.

     9.  Indemnity; Insurance
         --------------------

     9.1 Licensee hereby saves and holds Licensor and Karan and each of its agents, officers, directors, shareholders, counsel, independent contractors, and any person who controls the Licensor within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended harmless of and from and indemnifies each of them against any and all costs, claims, suits, losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) as and when incurred and whether or not involving a third party which they, or any of them, may incur or be obligated to pay, or for which they, or any of them, may become liable or be compelled to pay in any action, claim or proceeding against them, or any of them, (i) for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement; (ii) arising out of or related to any allegedly unauthorized use or infringement of any patent, trademark, copyrights or other intellectual or tangible proprietary right by Licensee, its Subsidiaries, its Affiliated Entities or its Sublicensees in connection with the Sale or any other dealings whatsoever by Licensee, its Subsidiaries, its Affiliated Entities or its Sublicensees with the Articles;
(iii) arising out of or related
to any alleged defect in any of the Articles or non-conformity to or non-compliance with any statutory or other regulations pertaining to the design, quality, safety, advertising or marketing of the Articles or Wrapping Materials and Related Materials or (iv) arising out of or related to the breach by Licensee of any of its obligations hereunder (including but not limited to its obligations with respect to Sublicensees and sublicensing arrangements as set out in Section 14.2 hereof and any breach of the covenant set out in Section
12.6 hereof). The foregoing shall not be deemed to require Licensee to indemnify Licensor or Karan or any other indemnitee identified in Section 9.1 hereof in connection with actions, claims, or proceedings based upon trademark infringement against them, or either of them, arising solely out of the use by Licensee of the Licensed Mark in accordance with the terms of this Agreement. The provisions of this Section and Licensee's obligations hereunder shall survive the termination of this Agreement.

     9.2 Licensee shall, at its own expense, procure and maintain in full force and effect at all times during which Articles are being sold, a public liability insurance policy including products liability coverage with respect to Articles, with a limit of liability of not less (i) $10,000,000 per occurrence for the period commencing on the effectiveness of this Agreement and ending December 29, 1996 and (ii) $10,000,000 per occurrence plus the "Insurance Adjustment" for each Annual Period thereafter. The "Insurance Adjustment" for an Annual Period shall be equal to $10,000,000 multiplied by the percentage increase in the CPI-U for the month of November in the relevant Annual Period over the CPI-U for the month of November in the preceding Annual Period. Such insurance policy shall be written for the benefit of Licensee, Licensor and Karan, individually, and shall provide for at least thirty (30) days' prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles. Licensee shall deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and, from time to time upon reasonable request by Licensor, promptly shall furnish to Licensor evidence of the maintenance of said insurance policy. In addition, Licensee's policies of insurance shall provide that the insurance carrier may take no action with respect to Articles or the Licensed Mark or the Name if such action would constitute a breach by Licensee of any of the provisions of this Agreement. Nothing contained in this Section 9.2 shall be deemed to affect the indemnification provisions of Section 9.1 above.

     10.  Defaults and Termination
          ------------------------

     10.1 (a) If Licensee fails to make any payment when due hereunder in full, (i) Licensee shall pay interest on any unpaid balance of such unpaid sum from and including the date such payment becomes due until the date of payment in full at a rate equal to the borrowing rate paid by Licensor to its principal lending institution or the prime rate announced from time to time by Citibank, N.A., whichever is greater, during the period of delinquency plus three (3) percentage points, and (ii) if such default continues uncured for a period of sixty (60) days or more after notice thereof is received by Licensee, Licensor may terminate this Agreement forthwith by and upon written notice thereof to Licensee. Also, in the event that Licensee violates the quality control provisions hereof and fails to initiate and thereafter pursue appropriate corrective action within sixty (60) days after the final unappealable decision of an arbitration tribunal or court of competent jurisdiction that Licensee has violated the quality control provisions hereof, Licensor may terminate this Agreement forthwith by notice thereof to Licensee.
     (b) Notwithstanding anything to the contrary herein, while Karan is the Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries, Licensee shall not be deemed to have failed to have made a payment in full hereunder unless (i) such default continues uncured for a period of sixty (60) days or more after notice thereof is received by Licensee, and (ii) any such failure to pay was known to and approved by a majority of the members of the Board of Directors of DKI who are not also shareholders or directors of Licensor.
     (c) Notwithstanding anything to the contrary herein, Licensor may not terminate this Agreement if any of Licensee's payments was not made in full by reason of a failure of a Third Party Sublicensee to account for its Net Sales accurately. Also, notwithstanding anything to the contrary herein, no payments of Sales Royalty hereunder payable with respect to sales of Articles by a Third Party Sublicensee shall be due and payable until payment of royalty on account thereof is made to Licensee by such Sublicensee. However, Licensee shall use its commercially reasonable efforts to require its Sublicensees to observe and perform all of the terms and provisions of their respective sublicenses and shall take all actions reasonably necessary in connection therewith. In addition, the Sales Royalty payable by Licensee with respect to sales of Articles by a Third Party Sublicensee shall be based upon the actual royalty receipts to Licensee from such Sublicensee, net of costs of collection. (E.g., if the net royalty payment
                                                ----
received from a third party Sublicensee is "$X" and the royalty rate payable by such Sublicensee is "Y%," "Net Sales" by such Sublicensee, with respect to such payment, shall, notwithstanding the provisions of Section 5.3 above, be deemed to be "$X divided by "Y%" and the Sales Royalty payable hereunder with respect to such payment by such Sublicensee shall be equal to such "Net Sales" figure multiplied by the Sales Royalty rate hereunder for the Annual Period in which the "$X" payment is received by Licensee). For purposes hereof, receipts by Licensee of insurance proceeds in lieu of a royalty payment from a Third Party Sublicensee shall be deemed to be a royalty receipt from such Sublicensee.

     (d) Notwithstanding anything to the contrary herein, Licensee shall not be deemed to have failed to make a payment in full hereunder if there is a good faith dispute as to the amount owing, provided that (i) Licensee timely pays to Licensor the full amount which it believes in good faith, is owing to Licensor, and (ii) Licensee places in escrow with its attorneys, pending the resolution of the dispute, an amount equal to eighty percent (80%) of the amount in dispute. Licensee shall be in default hereunder, however, and Licensor may terminate this Agreement, if, after the final resolution of the dispute, it does not promptly pay to Licensor any amount determined to be owing by Licensee and such amount, or any part thereof, remains unpaid for a period of sixty (60) or more days after notice thereof is received by Licensee from Licensor. In addition, Licensee shall not be deemed to have failed to make a payment in full hereunder if its failure to make a payment is because of causes reasonably beyond its control, provided that payment in full is made immediately after Licensee is able to make such payment.

     10.2 Licensee may terminate this Agreement, at any time and for any reason or for no reason, on six (6) months prior written notice to the Licensor. With regard to such termination by Licensee, any such election to terminate this Agreement shall be effective only if approved by a majority of the members of the Board of Directors of Licensee who are not also shareholders or directors of Licensor.

     10.3 Licensor may terminate this Agreement at any time upon 3 months prior notice to the Licensee in the event there has occurred a "change in control" i.e., any of the following: (v) the acquisition by (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a person who is a shareholder of DKI on the effective date of the registration statement filed under the Securities Act of 1933 relating to the Offering of securities of DKI (an "Initial DKI Shareholder") of 30% or more of the voting power of securities of DKI, or (ii) the acquisition by an Initial DKI Shareholder other than an affiliate of DKI (and excluding any such acquisition resulting from a purchase, sale or transfer of Takihyo Inc. stock by and between any of the current stockholders of Takihyo Inc.) of an additional 5% of voting power of securities of DKI over and above that owned immediately after the closing date of the Offering of DKI's common stock; (w) the acquisition by any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a person who, on the effective date of the registration statement filed under the Securities Act of 1933 relating to the first public offering of securities of DKI, is a holder of any ownership interest in Licensee (an "Initial Licensee Interest Holder") of 30% or more of the voting power of Licensee or the acquisition by an Initial Licensee Interest Holder other than an affiliate of Licensor of an additional 5% of voting power of Licensee over and above that owned immediately after the closing date of the Offering; (x) any merger or sale of substantially all of the assets of DKI under circumstances where the holders of 20% or more of the equity securities of the surviving entity of such transaction were not holders of the common stock of DKI immediately prior to consummation of such transaction; (y) any merger or sale of substantially all of the assets of Licensee under circumstances where the holders of 20% or more of the ownership interests of Licensee immediately prior to consummation of such transaction were not holders of an ownership interest in Licensee immediately prior to consummating such transaction; or (z) any change in the composition of the Board of Directors of DKI not approved by (i) a majority of the Board of Directors of DKI prior to such change and (ii) by not less than two directors of DKI who were directors prior to the time any "person" who was not an Initial DKI Shareholder acquired 30% or more of the voting power of securities of the Company.

     10.4 This Agreement may be terminated at the option of the party which is not the subject of the Bankruptcy Event (as hereinafter defined) upon five (5) business days written notice upon the occurrence of any one or more of the following events:
     (a) Licensee or Licensor, as the case may be, shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar action.
     (b) There shall be commenced against Licensee or Licensor, as the case may be, any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days. Events described in clauses (a) and (b) of this Section 10.4 shall be referred to as a Bankruptcy Event. If a Bankruptcy Event occurs, all amounts owing under this Agreement shall become immediately due and payable, without any notice thereof.

     10.5 Licensor's exclusive remedies upon a failure of the performance of any of the obligations of Licensee hereunder (other than as specifically provided in Section 5.5, Section 10.1(a), Section 10.1(d), Section 10.3 and
Section 10.4 hereof shall be monetary damages and injunctive relief. Such a failure of performance (other than for matters described in Section 5.5, Section 10.1(a), Section 10.1(d), Section 10.3 and Section 10.4 hereof as relates to the Licensee) shall be deemed a partial breach of this Agreement and Licensor may not terminate this Agreement for such partial breach.

     11.  Rights on Termination
          ---------------------

     11.1 Notwithstanding any termination in accordance with Section 10 hereof or otherwise hereunder, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark or the Name (which injunctive relief may be sought in the courts, notwithstanding the arbitration provisions of this Agreement, and also may be sought prior to or in lieu of termination), to collect Sales Royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement. In addition, nothing herein shall be deemed to prevent Licensor from bringing an action for damages if a default in performance by Licensee hereunder occurs and is not cured timely in accordance with the provisions hereof.

     11.2   (a)   On the termination of this Agreement, all of the rights of
Licensee under this Agreement shall terminate and shall revert automatically to Licensor, all Sales Royalties on Sales of Articles theretofore made shall become due and payable and Licensee shall change its name to a name which is not confusingly similar to the Licensed Mark or the Name, shall discontinue all use of the Licensed Mark and the Name, shall no longer have the right to use the Licensed Mark or the Name or any variation or simulation thereof in any respect, shall transfer to Licensor, free of charge, all registrations, filings and rights with regard to the Licensed Mark and the Name and the design, manufacture, distribution, sale (whether at wholesale or retail), advertising and promotion of the Articles and all sublicenses covering the Licensed Mark and the Name then existing (which each such sublicense agreement executed after the date hereof shall so provide). Licensee agrees that execution of this Agreement shall constitute a conditional assignment of all future sublicenses granted by Licensee regarding the Licensed Mark which assignment shall be automatically effective upon termination of this Agreement. In addition, Licensee shall deliver to Licensor, free of charge all archivable materials (including but not limited to designs, sketches, products, advertising, photographs, layouts, etc.) bearing the Licensed Mark or the Name or closely associated by the general public with the Licensed Mark or the Name and the contents of the inspirational library bearing the Licensed Mark or the Name or closely associated by the general public with the Licensed Mark or the Name and all other materials in its possession used in connection with Articles, including, without limitation, all samples of Articles, all technical manufacturing specifications for Articles, all Wrapping Materials and Related Materials and all other materials in its possession with the Licensed Mark, the Name, its name or any variation or simulation thereof. Nothing herein shall be deemed to prevent Licensee from selling off its inventory of Articles in the ordinary course for a period of six months from the date of termination (which sales shall be made in accordance with and subject to the provisions hereof); provided, however, that Licensor shall have an option exercisable for forty-five days after any termination of this Agreement to purchase all of (i) Licensee's said inventory not required to fill open orders at forty percent off wholesale with industry terms and (ii) Licensee's inventory of piece goods at cost. If Licensor elects not to purchase Licensee's piece goods pursuant to the preceding sentence, Licensee shall have the right to produce and sell finished goods from said piece goods provided Licensor shall then have the option exercisable for forty-five days after termination of this Agreement to purchase such finished goods at forty percent off wholesale with industry terms. Licensee shall be entitled to produce Articles in quantities to fulfill any orders in existence as of the date of termination thereof. The provisions of this Section shall survive the termination of this Agreement.
     (b) Except as otherwise provided in presently existing license or sublicense agreements with presently existing stores providing Store Services, upon the termination of this Agreement, Licensee shall discontinue its use of the Licensed Mark and all names, trademarks, signs, structures and forms of advertising relating to such stores, and, if the premises of any such particular store are not assigned to Licensor for use as a store operating under the Licensed Mark, shall make or cause to be made such changes in signs, buildings and structures to distinguish the appearance of the premises in which the new business is to be conducted from the former appearance of said premises.

     12.  Covenants, Representations and Warranties
          -----------------------------------------

     12.1 Licensor shall not engage in any business other than the business conducted by it hereunder, and shall not create any liabilities for itself other than in the ordinary course of business.

     12.2 Licensor represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Licensor further represents and warrants that it is the assignee of the record owner of, and that said record owner is obligated to transfer of record to Licensor, all of its registrations and applications for the registration of the Licensed Mark as set forth on Schedule 1 annexed hereto, which registrations and applications constitute all of the registrations and applications to register the Licensed Mark currently existing. Except as permitted by Section 14.1 and Section 14.2 hereof and except for the grant of a sublicense to The Donna Karan Company, Licensee shall not pledge or encumber, or sell, transfer, grant an option on, or otherwise dispose of any of its rights in and to any Licensed Mark or any registration of any Licensed Mark or any application to register any Licensed Mark, or this Agreement or any of its rights hereunder. Except as permitted by Section 14.1 hereof and except for the grant of limited use licenses to the financial institutions party to the Credit Agreement dated as of October 26, 1994 as amended and Citibank N.A. as agent for such financial institutions, Licensor has not pledged or otherwise encumbered, sold, transferred, granted an option on, or otherwise disposed of, any of its rights in and to any Licensed Mark or any registration of any Licensed Mark or any application to register any Licensed Mark, or this Agreement or any of its rights hereunder and there are no current litigations or other proceedings in which the validity of any such rights is being contested). Licensor will not pledge or otherwise encumber, sell, transfer, grant an option on, or otherwise dispose of, any of its rights in and to any Licensed Mark or any registration of any Licensed Mark or any aplication to register any Licensed Mark, or this Agreement or any of its rights hereunder.

     12.3 If, for any reason, Licensee is prevented from using any Licensed Mark in connection with the Articles, or any of them, in any country, same shall not be deemed a breach or default by Licensor hereunder and Licensor shall not be liable to Licensee on account thereof. In addition, Licensee shall use its best efforts to ensure that no Licensed Mark is used in connection with any particular Product in any country wherein the use of the applicable Licensed Mark in connection with such Product would violate the trademark or any other rights of any third party.

     12.4 Licensee represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

     12.5 Licensor shall not take or omit to take any action which would subject the Licensed Mark to being declared invalid or to being cancelled or deemed abandoned in any jurisdiction. The foregoing shall not be deemed to create liability on the part of Licensor if Licensor omits to take an action and Licensee could have prevented the result, such as by requiring Licensor to take an action or otherwise exercising its rights hereunder or selling Articles in such jurisdiction.

     13.  Notice
          ------

     13.1 All notices and other communications required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered, if mailed (by certified or registered mail, return receipt requested) or if delivered by a nationally-recognized overnight mail or courier service, to the party concerned at its address set forth on page 1 above (or at such other address as a party may specify by notice to the other). Copies of all notices to Licensee hereunder also shall be sent to DKI's general counsel and the chairman of DKI's Audit Committee.

     14.  Assignability; Sublicensing; Delegation of Duties
          -------------------------------------------------

     14.1 (a) Neither this Agreement nor any rights of a party hereunder may be assigned or transferred by either party and any such attempted or purported assignment or transfer, whether voluntary or by operation of law, shall be void and of no force or effect. Notwithstanding the foregoing, (i) Licensee shall not unreasonably withhold its consent to any such assignment or transfer which Licensor desires to make, and (ii) Licensee may assign this Agreement to any successor in interest in a transaction not constituting a "change of control" as set forth in Section 10.4 hereof.

     (b) In the event that any of the current shareholders of Licensor or any of its permitted transferees (as described in Section 14.1(c) hereof) desires to sell, assign or transfer his or her shares of Licensor (whether by merger or otherwise) other than to a permitted transferee as described in Section 14.1(c) hereof, such shareholder (the "Notifying Shareholder") shall, within a reasonable period of time prior thereto, notify Licensee thereof in writing, which notice (the "Notice") shall set forth the identity of the proposed transferee and the consideration for and other terms of the proposed transfer.
     (c) Notwithstanding anything herein to the contrary, the shareholders of Licensor or any of its permitted transferees under this Section 14.1(c) may sell, assign or transfer his or her interest in Licensor or such permitted transferee (whether by merger or otherwise) to a member or members of his or her family, to family-controlled entities, to a trust or trusts primarily for the benefit of such shareholder or any of such shareholder's permitted transferees, to a charitable remainder trust, to a charitable lead trust or to a private foundation.

     (d) Licensor and Licensee hereby agree that the duties and obligations of Licensee under this Agreement may be delegated by Licensee to DKI or The Donna Karan Company or any other Subsidiary or Affiliated Entity and that in connection therewith such Subsidiary or Affiliated Entity shall perform all such duties and obligations on behalf of Licensee; provided, however, that no
                                                   --------  -------
such delegation shall be deemed to release Licensee from its duties or obligations hereunder if not satisfactorily performed by any such Subsidiary or Affiliated Entity and Licensee shall remain responsible for the fulfillment or satisfaction of all such duties and obligations if not satisfactorily performed by any such Subsidiary or Affiliated Entity.

     14.2 Licensee may sublicense to any of the Subsidiaries, the Affiliated Entities and Third Party Sublicensees the right to use the Licensed Mark or Name in connection with the Sale of any Articles and the provision of Store Services in any country in the Territory, but no such sublicense shall reduce Licensee's obligations hereunder and such sublicense to such third party may not be entered into unless the proposed Third Party Sublicensee is of suitable experience, reputation and financial position (i.e., possesses the qualities typically
                                   ----
demonstrated by licensees of companies competitive with Licensee) with respect to the products and services covered by the proposed sublicense and unless and until the form of sublicense agreement to be executed with such Sublicensee has been approved in writing by Licensor. Notwithstanding anything to the contrary in this Section 14.2, (i) for so long as Karan is (a) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (b) Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries, any such approval required in connection with any such sublicense agreement shall be deemed made if Karan does not disapprove of such sublicense agreement, within a commercially reasonable period of time under the facts and circumstances after receipt of such sublicense agreement by Karan, in a writing directed to the Board of Directors of DKI which writing may include an explanation for the reason for such disapproval; and (ii) after such time as Karan is no longer (a) Chairman of DKI and Chief Designer of DKI or any of its Subsidiaries or (b) Chief Executive Officer of DKI and Chief Designer of DKI or any of its Subsidiaries, any such any such approval required in connection with any such sublicense agreement shall be deemed made if Licensor does not disapprove of such sublicense agreement, within a commercially reasonable period of time under the facts and circumstances after receipt of such sublicense agreement by Licensor, in a writing directed to the Board of Directors of DKI which writing shall include an explanation for the reason for such disapproval. Upon any such disapproval (in either (i) or (ii) above), Licensee may cure any problems identified as a reason for disapproval and resubmit any such sublicense agreement to Licensor for approval.

     Also, Licensee agrees to cause any prospective Sublicensee to agree to comply in its activities as a sublicensee with, and to be bound by, all of the provisions of this Agreement applicable to Sublicensee. Licensee shall act as Licensor's agent for purposes of enforcing such rights, but not to the exclusion of Licensor doing so itself in its sole discretion.

     14.3 This Agreement shall inure to the benefit and shall be binding upon the parties, their respective successors, Licensor's transferees and assigns and Licensee's permitted transferees and assigns.

     15.  Arbitration; Court Actions
          --------------------------

     15.1 All disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto except disputes, controversies and claims relating to or affecting in any way Licensor's ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof (hereinafter referred to as "Licensed Mark Disputes") shall be settled and determined by arbitration in New York City, New York before the Commercial Panel of the American Arbitration Association in accordance with and pursuant to the then existing Commercial Arbitration Rules. The arbitrators shall have the power to award fees and expenses to any party in any such arbitration and the courts shall have similar power with regard to injunctive relief sought by Licensor pursuant to Section 11.1 and Section 18.6 hereof and with regard to Licensed Mark Disputes ("Court Actions"). However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof in any respect, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process or motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Section 13.1 above.

     15.2 Any Court Action shall be brought in New York, New York in any court having jurisdiction thereof, except that Licensor may bring an injunctive proceeding in the courts in any jurisdiction as appropriate. Each of Licensor and Licensee submits to the jurisdiction of said courts in any Court Action and hereby waives any claim or defense of inconvenient forums.

     16.  Security Interest
          -----------------

     16.1 Licensor hereby grants to Licensee a first priority security interest and lien in the Licensed Mark and the goodwill relating thereto (the "Lien") to secure any claim for any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorneys' fees) which Licensee, the Subsidiaries, the Affiliated Entities, or the Sublicensees may suffer or be subject to arising out of or related to (a) any material breach by Licensor of any of its warranties, representations or covenants set forth in this Agreement or (b) any termination of this Agreement by Licensor, including a rejection, in whole or in part, pursuant to 42 U.S.C. Section 365. Licensor agrees that the Lien shall be perfected as soon as reasonably possible to the fullest extent possible under the Uniform Commercial Code ("UCC") and through filings under the

UCC with the United States Patent and Trademark office and with any other filings in any other governmental office in any other jurisdiction in the Territory in the discretion of Licensee. Licensor agrees to execute and deliver to Licensee any UCC-1 forms and other instruments necessary to perfect the Lien granted hereunder.

     17.  Effectiveness.  This Agreement shall become effective upon or
          -------------
simultaneous with the consummation of the Offering.
     18.  Miscellaneous
          -------------

     18.1 Licensee shall provide Karan and/or any of her agents with access to its design, advertising and public relations archives and Karan and/or her agents may borrow, photograph or otherwise copy any such design, advertising, and public relations materials or articles for its own purposes, consistent with her rights and obligations hereunder, but in no event in furtherance of the operation of any business competitive with the business of Licensee hereunder.

     18.2 This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto, and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

     18.3 Nothing herein shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and neither party shall have any power to obligate or bind the other in any manner whatsoever.

     18.4 No waiver, whether express or implied, of any provision hereof, or of any breach or default thereof, shall constitute a continuing waiver of any such provision or of any other provision hereof. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions hereof by Licensee.

     18.5 If any provision or other portion of any provision hereof shall be held to be void or unenforceable, the remaining provisions hereof and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

     18.6 Licensee acknowledges and admits that there would be no adequate remedy at law for its failure to comply with any of the terms and conditions hereof, including without limitation its Sale of Articles after the termination of this Agreement except as specifically provided herein, and Licensee agrees, in the event of any such failure, that Licensor shall be entitled to equitable relief by way of temporary restraining order, temporary or permanent injunction, and such other further relief as any court with jurisdiction may deem proper without the necessity that Licensor post any bond or prove any actual damages.

     18.7 This Agreement and the schedules and disclosure schedules related hereto contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written understandings and agreements relating thereto.

     18.8 Any approval or authorization required hereunder by any party hereto shall not be unreasonably withheld or delayed.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                 GABRIELLE STUDIO, INC.


                                 By:_____________________________
                                    Name:  Donna Karan
                                    Title: President


                                 DONNA KARAN STUDIO

                                 By: Takihyo Design Company L.P.
                                     a General Partner


                                 By:__________________________
                                    Name:
                                    Title:
                                 By:  Gabrielle Studio, Inc.
                                 a General Partner

                                 By:___________________________
                                    Name:
                                    Title:



For purposes solely of consenting
to the restatement in its entirety
of the Original License Agreement:

TAKIHYO DESIGN COMPANY L.P.

By:  Full Requirements Merchandising Inc.,
     a General Partner


     By:________________________________
        Name:
        Title:



_______________________________
Donna Karan

                                   SCHEDULE 1
                                   ----------

                     Product Exclusions and Reserved Rights
                     --------------------------------------


     1.  Excluded Products - "Products" shall not include, and Licensee shall
         -----------------
not use or license or otherwise permit the use of the Licensed Mark in connection with the design, manufacture, distribution, advertising, promotion and sale (whether at wholesale or at retail) of food products, health products (other than beauty care products), depilatories, personal hygiene products, products requiring FDA approval (other than beauty care products), non-prescription medications, toys or games or in connection with any Store Services (e.g., retail establishments) for the design, manufacture, distribution,
 ----
advertising, promotion and sale (whether at wholesale or at retail) of any of the foregoing items.

     2.  Reserved Rights - Licensor and Karan may use and otherwise exploit, and
         ---------------
Licensor and Karan may license and otherwise permit third parties to use and otherwise exploit, at any time, the Licensed Mark and Name, for their own and sole benefit, in connection with (a) personal endorsements, personal appearances, radio, television and theater programs, motion pictures, recordings and video cassettes, laser disks and other similar items intended for viewing by the general public, (b) biographical and autobiographical materials, (c) books and other writings, (d) designing (including apparel designing) for stage, films, television and other such media, (e) photography, (f) the fine arts, (g) the operation and/or ownership of restaurants, health food shops and spas, (h) architectural, industrial and interior design services (exclusive of home furnishings other than samples), (i) the design, manufacture and sale of limited editions of products based upon such architectural, industrial and interior designs, (j) consultation services in connection with any of the foregoing activities, and (k) the Excluded Products.


73763

                                   Schedule 2
                                   ----------

                             Store Royalty Schedule
                             ----------------------


For "manufacturers' direct retail stores" (as defined below), off-price outlet stores, and all catalog or other direct sales, in each case in which Licensee or any of its Subsidiaries, Affiliated Entities or Sublicensees has an ownership interest, the royalty shall be calculated based upon the retail selling price of each such Article paid by the customer.

For all other stores, distributors and outlets, including (a) full price retail stores (other than manufacturers' direct retail stores), whether or not Licensee or any of its Subsidiaries, Affiliated Entities, or Sublicensees has a direct or indirect ownership interest in such store and (b) off-priced retail outlets and all catalog and direct sales, in each case in which neither Licensee nor any of its Subsidiaries, Affiliated Entities, or Sublicensees has an ownership interest, the royalty shall be calculated based upon the aggregate actual sale price of such Article from Licensee, any of its Subsidiaries, any of its Affiliated Entities, or any of its Sublicensees (subject to their sublicensee agreement), to such store or off-price retail outlet.

 .    As used in this Schedule 2, a "manufacturers' direct retail store" shall mean any store which Donna Karan International, Inc., any of its Subsidiaries, Affiliated Entities or Sublicensees (for purposes of this definition, the "DKI Group") has an ownership interest in, and which buys directly from, the DKI Group at the DKI Group's F.O.B. contractor cost, or F.O.B. cost plus agents' fees (therefore records its purchases at the contractor's F.O.B. price plus any agent fees), and sells these Articles at retail. As a result, no manufacturing profit at standard wholesale mark-ups (or inter-company transfer of goods at standard wholesale mark-ups) is recognized on the books of the DKI Group, except to the extent it is included in the retail selling price.

It is the parties intention with respect to sales made by Third Party Sublicensees to off-price outlet stores in which Licensee, a Subsidiary, or an Affiliated Entity has an ownership interest, that the store royalty be based upon the wholesale price of Articles sold by such Licensee, Subsidiary or Affiliated Entity to such store and not the subsequent retail sale thereof. 73763